Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Matt Assiff, Senior VP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE	713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY MAINTAINS QUARTERLY CASH DISTRIBUTION
Following Sixteen Consecutive Increases Since IPO

HOUSTON – April 15, 2009 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the first quarter of 2009 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding Common Units.  This distribution is equal to its distribution of $0.575 per unit for the fourth quarter of 2008.  The distribution will be payable on May 15, 2009, to holders of record of Common Units at the close of business on May 1, 2009.

“Copano has elected to maintain its $0.575 quarterly distribution to unitholders.  Management concluded that it would be inappropriate to consider our traditional quarterly increase in light of challenging economic and commodity price conditions in the first quarter and the ongoing efforts we are asking our employees and service providers to make with respect to reducing our costs.  We are encouraged by recent commodity price developments, however, and feel cautiously optimistic regarding pricing trends as 2009 progresses,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.